AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2002

                                                      REGISTRATION NO. 333-83096

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              STAKE TECHNOLOGY LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     Canada
                         -------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                 Not Applicable
                                ----------------
                                (I.R.S. Employer
                             Identification Number)

                                 2838 Highway 7
                         Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                STEVEN R. BROMLEY
               Vice President Finance and Chief Financial Officer
                              Stake Technology Ltd.
                                 2838 Highway 7
                         Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                   ------------------------------------------

                                    Copy to:
                             Robert T. Lincoln, Esq.
                       Dunnington, Bartholow & Miller LLP
                                666 Third Avenue
                               New York, NY 10017
                                 (212) 682-8811

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                   ------------------------------------------

                                   PROSPECTUS

                                4,250,000 Shares
                              STAKE TECHNOLOGY LTD.
                        Common Shares, Without Par Value

This Prospectus relates to the offer and sale of up to 4,250,000 common shares, without par value (the "Shares") of Stake Technology Ltd. by the selling security holders identified in this Prospectus. We originally issued the Shares offered by this Prospectus to the selling security holders in connection with a private placement on December 21, 2001. We agreed in the private placement to register for resale the Shares issued in the private placement and also agreed to bear the expenses of the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling security holders. See "RECENT DEVELOPMENTS" on page 9.

Our common shares are traded on the Nasdaq Smallcap Market under the symbol "STKL" and on the Toronto Stock Exchange under the symbol "SOY".

On February 25, 2002, the last reported sale price for the common shares on the Nasdaq Smallcap Market was US $2.22 per share.

--------------------------------------------------------------------------------
INVESTING IN THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS MARCH 1, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary..........................................................   2
Risk Factors................................................................   6
Note Regarding Forward-Looking Statements...................................   8
Recent Developments.........................................................   9
Description of Securities...................................................  11
Use of Proceeds.............................................................  12
Selling Security Holders....................................................  12
Plan of Distribution........................................................  13
Legal Matters...............................................................  15
Experts.....................................................................  15
Where You Can Find More Information.........................................  15
Information Incorporated by Reference.......................................  16
Indemnification of Directors and Officers...................................  17
Enforceability of Civil Liabilities ........................................  17

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT STAKE TECHNOLOGY LTD AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                              CURRENCY PRESENTATION

All dollar amounts in this Prospectus are expressed in Canadian dollars "$". Amounts expressed in United States dollars are preceded by the symbols "U.S. $". On February 25, 2002, the noon buying rate for Cdn. $1.00 was U.S $0.6246.

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this Prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference in this Prospectus. When used in this Prospectus, the terms "Company" "Stake," "we," "our," "ours" and "us" refer to Stake Technology Ltd. and its consolidated subsidiaries, unless the context requires otherwise, and not to the selling security holders.

Our Business

Stake Technology Ltd. ("Stake" or the "Company") operates in three principal businesses; (1) natural food product sourcing, processing, and packaging, (2) distribution and recycling of environmentally responsible aggregate products and
(3) engineering and marketing of a clean pulping system using patented steam explosion technology. The Company was incorporated under the laws of Canada on November 13, 1973. The principle executive offices are located at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0, telephone: (905) 455-1990, fax: (905) 455-2529, e-mail: info@staketech.com and web site: www.staketech.com.

SunRich Food Group, Inc. consists of four wholly owned subsidiaries, SunRich, Inc., Northern Food and Dairy, Inc., Nordic Aseptic, Inc. and Virginia Materials Inc. (Virginia Materials) plus 51% owned International Materials & Supplies, Inc. (International Materials). The first three companies, which operate under the management of the SunRich Food Group Inc., produce organic and non-GMO food ingredients with a specialization in soymilk and other soy products. The SunRich Food Group Inc. operates from five plants in Minnesota and one plant in each of Iowa and Wyoming. The two other US companies, Virginia Materials and International Materials operate under the management of the Environmental Industrial Group described below.

The Environmental Industrial Group includes BEI/PECAL, a division of the Company, Temisca, Inc., Virginia Materials and 51% of International Materials. This Group sells and distributes abrasives and other industrial materials from third party suppliers to the foundry, steel and marine/bridge cleaning industries and sources specialty sands from its Temisca property in Northern Quebec. This Group also recycles inorganic materials under a special permit from the Ministry of Environment and Energy of Ontario, at its Waterdown Ontario site, one of two such licences issued in Canada's largest province. The Environmental Industrial Group operates from manufacturing and distribution facilities in Waterdown, Ontario; Hamilton, Ontario; New Orleans, Louisiana; Norfolk, Virginia and Keeseville, New York The Group also has a warehouse and sales facility in Montreal, Quebec, and a sand quarry and processing facility located in Ville Marie, Quebec.

The StakeTech steam explosion business is a division of Stake Technology Ltd. and is located within the corporate office of the Company in Norval, Ontario. There are also separate buildings at this location, which contain a demonstration unit of this division's steam explosion technology process as well as laboratory facilities. This division holds numerous patents on its technology and is currently marketing this clean pulping system with a special focus on opportunities in China.

Acquisitions during 2000 and 2001

The SunRich Food Group

Jenkins & Gournoe, Inc.

On February 1, 2001, the Company acquired 100% of the common shares of Jenkins & Gournoe Inc., which operates under the name of First Light Foods. Consideration consisted of the issuance of 833,333 common shares, US $300,000 in cash, a US $700,000 note payable that is repayable quarterly over 2 years by payments of US $87,500, plus interest at 8.5%, 35,000 warrants exercisable at US $1.70 for five years to February, 2006 and acquisition costs of approximately US $60,000. In addition, contingent consideration may be payable on this acquisition; (a) if certain predetermined profit targets are achieved by the acquired business up to an additional 140,000 warrants may be issued in 2002 through to 2005, and (b) a percentage of gross profits in excess of US $1,100,000 per annum from 2001-2005 will be paid to the vendors of First Light Foods.

First Light Foods owns several trademarked brands that are marketed as the private label brands of a major California food chain. The acquisition of First Light Foods complements the SunRich Food Group's strategy of becoming a vertically integrated group - from seed to merchandisable products of soymilk

The acquisition of First Light Foods closed after December 31, 2000, therefore none of its operations or assets are included in the December 31, 2000 Form 10-KSB.

Northern Food and Diary, Inc.

On September 15, 2000, the Company acquired 100% of the common shares of Northern Food and Dairy, Inc. (Northern) by the issuance of 7,000,000 common shares, 500,000 common share warrants exercisable at US$1.50 for five years, and cash consideration of $608,000 for a total purchase price of $11,190,000. At the time of the issuance of the shares for acquisition (September 15, 2000) they represented approximately 24.5% of the outstanding common shares of the Company after the transaction, and resulted in Mr. Dennis Anderson, the principal vendor of Northern owning 19% of Stake, at December 31, 2000. Mr. Anderson remains the President of Northern and is the Executive Vice President of Operations of the SunRich Food Group.

Northern is a US based manufacturer and supplier of soymilk, other food products and ingredients that are produced in three production facilities in northern Minnesota and a fourth facility in Afton, Wyoming which commenced operations late in 2001 to serve the western US market. Northern is the largest manufacturer of soy milk concentrate in the US with approximately 55% of the US soy milk market. Northern also produces and dries soy sauce, tofu and other specialty food ingredients such as dietary fibres, natural food preservatives, grain fractions, dried honey coatings, dried molasses, cheese flavours, starter media, margarine enhancement and dried meat flavours. In October, 2000, Northern started operation of one of these three plants in Minnesota to produce a natural food preservative under a long-term contact for a major European food company.

As the acquisition of Northern was completed on September 15, 2000, the net assets of Northern are included in the December 31, 2000 balance sheet. Northern's results of operations are included for the 106-day period of September 16 - December 31, 2000.

Nordic Aseptic, Inc.

In the second quarter of 2000, Northern and SunRich, Stake's only food company as at December 31, 1999 created a joint venture to purchase an aseptic packaging plant located in northern Minnesota to be known as Nordic Aseptic, Inc. (Nordic). This plant packages aseptic soymilk for Northern and SunRich's largest soymilk customer. The joint venture assumed management control of the plant in April 2000 and on August 15, 2000, Nordic acquired certain assets of Hoffman Aseptic Inc. by the assumption of certain debts, resulting in a purchase price of $380,000.

Under the terms of the agreement, the joint venture partners were responsible for the operations of the plant from April 19, 2000 and therefore the operating results of Nordic are accounted for based on SunRich's 50% interest from April 19, 2000 to September 15, 2000. As Northern was acquired on September 15, 2000, 100% of Nordic's operating results are included for the period of September 16 - December 31, 2000. The net assets of Nordic are included in the December 31, 2000 balance sheet.

Environmental Industrial Group

PECAL

On February 29, 2000 Stake acquired 100% of the shares of George F. Pettinos (Canada) Limited, operating as PECAL, from US Silica Company for $4,682,000 cash which was financed by the assumption of a new five-year term loan of $2,600,000 and an expansion of the Company's Canadian line of credit from $3,000,000 to $5,000,000. On December 29, 2000, the Company renegotiated the Canadian debt agreement and as a result $1,800,000 of the increased line of credit was reallocated to a long-term facility and reduced the Canadian line of credit from $5,000,000 to $4,000,0000. The amount available on this line of credit is dependent on margin ratios of accounts receivable, inventory and the repayment of the five-year term loan.

The acquisition of PECAL complements the business of the Company's division, Barnes Environmental International (now all part of the Environmental Industrial Group). PECAL was a direct competitor of BEI in the sand, coated sand, bentonite, chromite, and zircon businesses, and they have strengths in several other businesses that are closely related to BEI's existing markets. PECAL has added to the Environmental Industrial Group's product lines in several key areas and has helped to build sales in Ontario and the US.

The PECAL plant located in Hamilton, Ontario was retained and manufactures and produces coated sand, foundry mixes and provides wholesaler and distribution service. The PECAL administration office located at a separate rented site was closed in May 2000 and certain employees relocated to the Environmental Industrial Group's Waterdown Head Office.

Temisca, Inc.

On October 31, 2000, the Company acquired Temisca, Inc. a private sand deposit and processing company in Ville Marie, Quebec. The purchase price was $1,676,000 consisting of cash paid to the vendor and acquisition costs of $926,000 and the issuance of a $750,000 note payable which bears interest at 5% and is repayable over five years.

The acquisition of Temisca gives the Environmental Industrial Group its first directly controlled raw material source that will allow the Group to increase its sales to existing and new customers. The properties of the Temisca sands are suited to filtration, frac sand, golf course sand and abrasive applications. The acquisition of Temisca also provides the Environmental Industrial Group with better transportation opportunities due to the physical location of Temisca to the Environmental Industrial Group's suppliers and customers.

Virginia Materials

Effective October 31, 2001, the Company acquired certain assets of Virginia Material and Supply, Inc. as well as 51% of International Materials and Supplies, Inc. (International Materials) for cash consideration and acquisition costs of approximately US $1,835,000. The new business was incorporated, as Virginia Materials Inc. (Virginia Materials) and this company holds 51% of International Materials. Virginia Materials is a supplier of abrasives to the shipbuilding and repair industry, in particular to the Newport News Shipyard and also to the bridge repair and roofing granular markets. It has a production facility located in Norfolk, Virginia and a second plant is scheduled to open in 2002 in Baltimore, Maryland.

Virginia Materials also recycles spent abrasives, which are used in the production of portland cement and converts aluminum smelting waste into a roofing and abrasive product. International Materials produces industrial garnets as a by-product from a mining operation and processes these garnets for sale to the water filtration, water jet cutting and abrasives markets.

                                  RISK FACTORS

The Common Shares offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the risk factors set forth below. Prospective investors should carefully consider the following risk factors, together with all of the other information appearing, or incorporated by reference, in this Prospectus, in light of his or her particular financial circumstances and/or investment objectives.

Dependence on Key Personnel, including Directors and Officers

The Company is wholly dependent upon the personal efforts and abilities of its Officers and Directors. The loss or unavailability to the Company of the services of its officers, particularly Jeremy N. Kendall, Chairman and Chief Executive Officer of the Company, John Taylor, President and Chief Operating Officer of the Company and Allan Routh, President and Dennis Anderson, Executive Vice President and Director of Operations of SunRich Food Group, Inc., the Company's wholly owned subsidiary, would have a materially adverse effect on the Company's business prospects, ability to raise funds and its potential earning capacity. If the Company were to lose the services of any of the aforementioned officers and directors before a qualified replacement could be obtained, its business could be materially and adversely affected.

Northern Food and Dairy, Inc. has key man insurance as required by bank covenants for Dennis Anderson in the amount of U.S. $1,000,000. The beneficiary of this insurance is Northern. The Company does not carry any other insurance on other executives to compensate for any such loss. The ability of the Company to attract and retain qualified management and technical personnel as employees or consultants is critical to the operations of the Company. To date, the Company has been able to attract and retain sufficient professional employees and consultants, however, there can be no assurance that the Company will be able to do so in the future. If the Company were unable to employ the qualified employees and consultants needed, then its business would be materially and adversely affected.

Future Capital Needs

The costs associated with some of the growth of the Company's present business operations and to fund the acquisition strategies of the Company will require substantial capital, which may result in additional dilution to the Company's shareholders. The ability of the Company to raise such funds may delay or prevent the Company from meeting some of its strategic goals.

Competition

The Company and its subsidiaries carry on their businesses in competition with companies and individuals with financial resources and staffs larger than the Company's and the Company is, therefore, subject to competitive factors over which it has little control or can otherwise affect. Extreme competition for financial resources exists in our businesses and this competition for funds may also create risks for the Company if the Company is unable to raise funds needed to carry out its strategic plans.

Governmental Regulation and Policies

The Company and its subsidiaries are, and are expected to continue to be, subject to substantial federal, state, provincial and local environmental regulation. These regulations exist in virtually all the Company's operational business locations throughout North America and can present delays and costs that can adversely affect business development.

The SunRich Food Group is affected by governmental agricultural regulations and policies. State and federal fertilizer, pesticide, food processing, grain buying and warehousing, and wholesale food-handling regulations are examples of regulations that affect this Group. Government-sponsored price supports and acreage set aside programs are two examples of policies that may affect this Group. There can be no assurance that government regulations and policies will not change from time to time in a manner adverse to the SunRich Food Group's business or that may present delays and costs that could adversely affect this Group.

Consolidation Within the Food Group's Industry May Require Access to Greater Financial Resources

The SunRich Food Group, Inc., the Company's wholly owned subsidiary competes with substantially larger companies in the natural food, grain and specialty grain markets who have greater financial resources than the Company. The SunRich Food Group's ability to retain market share is uncertain because these food businesses continue to consolidate leaving potentially less market share for smaller competitors.

Stake's Steam Explosion Technology Group

The steam explosion technology group has yet to gain wide acceptance within the industry and consequently earnings fluctuate from quarter to quarter. Its patented steam technology, while proven, has yet to develop a firm customer base. The success of this division will depend upon its ability to promote commercial acceptance of Stake's steam explosion processes and equipment.

Lack of Dividends; Dividend Restrictions

Stake has never paid dividends on its common shares and we do not contemplate paying cash dividends in the foreseeable future. Moreover, Stake is precluded under the terms of various agreements with its creditors from paying dividends until the related indebtedness has been satisfied. We intend therefore to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common shares through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our security holders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects. The receipt of cash dividends by United States shareholders from a Canadian corporation, such as Stake, is subject to a 15% Canadian withholding tax.

Your ownership interest in Stake will be diluted upon issuance of shares we have reserved for future issuance

As of December 31, 2001, the Company had 41,081,228 common shares outstanding. Due the exercise of 4,800 options into common shares by employees who exercised options and are not longer with the Company, at February 25, 2002 there are 41,086,028 common shares outstanding and 7,246,475 additional common shares were reserved for issuance and are detailed as follows:

      1)    Warrants to purchase 500,000 common shares exercisable at US $1.50 expiring September 15, 2005 from the acquisition of Northern;
      2)    Warrants to purchase 35,000 common shares exercisable at US $1.70 expiring February 28, 2006 from the acquisition of Jenkins & Gournoe Inc.;
      3) Warrants to purchase 705,750 common shares exercisable at US $1.75 expiring March 31, 2004 from the private placement completed on April 18, 2001;
      4) Warrants to purchase 1,200,000 common shares exercisable at US $2.40 expiring March 31, 2004 from the private placement completed on June 8, 2001;
      5) Option to acquire 144,000 common shares which may be acquired by the agent under the terms of the May 18, 2001 private placement agreement which was completed June 8, 2001 at US $2.00 until June 8, 2003;
      6) Warrants to purchase 72,000 common shares, which may be acquired by the agent under the terms of the May 18, 2001 private placement agreement, which closed on June 8, 2003, if the 144,000 options (noted above in 5) are exercised. The warrants to purchase 72,000 common shares are exercisable at US $2.40 expiring March 31, 2004;
      7) Warrants to purchase 2,250,000 common shares exercisable at US $2.40 expiring September 30, 2004 from the private placement completed on September 28, 2001;
      8) Option to acquire 150,000 common shares which may be acquired by the agent under the terms of the September 28, 2001 private placement agreement at US $2.00 until September 28, 2003;
      9) Warrants to purchase 112,500 common shares, which may be acquired by the agent under the terms of the September 28, 2001 private placement agreement if the 150,000 options (noted above in 8) are exercised. The warrants to purchase 112,500 common shares are exercisable at US $2.40 expiring September 30, 2004; and
      10) Options to acquire 2,077,225 common shares previously granted to employees, directors and consultants under various Company stock option plans.

      In addition, if certain predetermined profit targets are achieved by the First Light Foods business, which was acquired in February 2001, up to an additional 140,000 warrants may be issued in 2002 through to 2005, at a rate of up to 35,000 per year.

The issuance of these additional common shares will reduce your percentage ownership in Stake.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these forward-looking statements include but are not limited to, statements about our plans, objectives, expectations, intentions and other statements, contained in this Prospectus or incorporated by reference, that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the section captioned "Risk Factors" as well as any cautionary language in this Prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

                               RECENT DEVELOPMENTS

Changes in securities and use of proceeds

Acquisition of Jenkins & Gournoe (First Light Foods)

In February 2001, the Company issued to the shareholders of Jenkins & Gournoe, Inc., which operate under the name First Light Foods, 833,333 of its common shares as a component of the purchase price for 100% of the common stock of Jenkins & Gournoe. In addition, the Company also issued 35,000 warrants to acquire common shares of the Company, which are exercisable at US $1.70 per share for a five - year period ending February 2006. Up to an additional 140,000 warrants to acquire common shares of the Company may be issued prior to February 2006 if First Light Foods achieves certain pre determined gross profit targets. The exercise price for these warrants, if issued, will be the market price of the Company's common shares at the time the warrants are issued. The warrants will have a term of five years from the date of issue.

Private Placement 1-2001

On April 18, 2001, the Company entered into a transaction for the private placement of 1,411,498 units. Each unit was comprised of one common share plus a warrant to purchase one-half of a common share. As a result, the company issued 1,411,498 common shares and 705,749 whole warrants which are exercisable at US $1.75 to purchase 705,749 common shares until April 30, 2004. The net proceeds of this transaction were US $1,728,000 (CDN. $2,651,000) after associated commission, legal and other related costs.

Private Placement 2-2001

The Company entered into an agreement on May 18, 2001 for the private placement, outside of the United States of 2,400,000 units at US $2.00 per unit. Each unit consisted of one common share plus a warrant to purchase one-half of a common share. As a result, the Company issued 2,400,000 common shares and 1,200,000 whole warrants which are exercisable at US $2.40 to purchase 1,200,000 common shares until March 31, 2004.

The Company's agent on this transaction was paid a cash commission and was granted a compensation warrant, exercisable until June 8,2003, to purchase 144,000 option units at US $2.00 per unit. Each option unit is comprised of one common share plus a warrant to purchase one-half a common share. As a result, the Company may issue 144,000 common shares and 72,000 whole warrants which are exercisable at US $2.40 to purchase 72,000 common shares until March 31, 2004. The net proceeds of this transaction were approximately US $4,375,000 (CDN. $6,279,000) after associated commission, legal and other related costs.

Private Placement 3-2001

The Company entered into a subscription agreement, on September 28, 2001 for the private placement, of 3,000,000 units at US $2.00 per unit. Each unit consisted of one common share plus a warrant to purchase three quarters of a common share. As a result, the Company issued 3,000,000 common shares and 2,250,000 whole warrants which are exercisable at US $2.40 to purchase 2,250,000 common shares until September 30, 2004.
The Company's agent on this transaction was paid a cash commission and was granted a compensation warrant, exercisable until September 28, 2003 to purchase 150,000 option units at US $2.00 per unit. Each option unit is comprised of one common share plus a warrant to purchase three-quarters of a common share. As a result, the Company may issue 150,000 common shares and 112,500 whole warrants which are exercisable at US $2.40 to purchase 112,500 common shares until September 30, 2004.

The net proceeds of this transaction were approximately US $5,650,000 (CDN. $8,841,000) after associated commission, legal and other related costs.

                        Claridge Group Pre-emptive Rights

As part of the subscription agreement, Claridge and the Claridge Group (as defined below) was granted a contractual pre-emptive right, for as long as they collectively remain the beneficial owners of five percent (5%) or more of the Company's outstanding common shares, to purchase a portion of any proposed offering of the Company's common shares or securities convertible into common shares (or units if offered in units) to any third party for the purpose of obtaining financing for the Company. The portion of any such financing to be offered to each member of the Claridge Group shall be equal to the percentage that the common shares then owned by such member represents to the total number of common shares issued and outstanding at the time of such proposed financing. The Claridge Group is defined as (i) Charles R. Bronfman and his lineal descendants; (ii) the spouses of any one or more of the foregoing; (iii) any trust of which any one or more of such persons is a beneficiary; (iv) a partnership in which one or more of the foregoing entities owns a majority interest; and (v) any company directly under the control of one or more of the foregoing.

Under the subscription agreement the Company shall give notice to Claridge and each member of the Claridge Group, who holds common shares, of any such proposed offering of common shares or securities convertible into common shares, whether such offerings be by way of private placement or to the public by way of prospectus or registration statement or otherwise.

Private Placement 4-2001

On December 21, 2001, the Company closed a private placement of 4,250,000 common shares at US $2.10. The net proceeds of this transaction were approximately US $8,282,000 ($13,129,000) after associated commission, legal and other related costs. By agreement, one tenth of the gross proceeds is being held in escrow until the earlier of (i) a registration statement registering these Shares under the Securities Act of 1933 has been filed and declared effective by the SEC, or
(ii) four months from the closing date of this private placement. This Registration Statement is being filed by the Company, in compliance with such agreement.

Options exercised during the year

During the year ended December 31, 2001, employees and directors exercised 999,425 common share options and an equal number of common shares were issued for net proceeds of $1,651,000. Subsequent to December 31, 2001, employees exercised 4,800 common share options and an equal number of common shares were issued for net proceeds of $10,000.

Use of 2001 private placement and option proceeds

From the proceeds of the 2001 placements, the Company has repaid a US $1,000,000 corporate loan that was drawn in 2000 to provide working capital at to Northern Food and Dairy, Inc. The Company also transferred US $5,911,000 during 2001 and US $700,000 subsequent to December 31, 2001 to the SunRich Food Group, Inc. to fund the Wyoming soy plant expansion; to replace funds used in the start up of Nordic, the Company's aseptic packaging company; pay corporate income taxes; reduce lines of credit and improve the Group's working capital. Of the US$5,911,000, transferred during 2001, US $2,206,000 was specifically used to repay a line of credit due to the US Bank, as this line of credit was not renewed under the existing terms.

During, 2001, the Company repaid Canadian lines of credit totalling $1,755,000, paid the purchase price of $2,757,000 to acquire Virginia Materials and Supplies, Inc. and 51% of Industrial Material and Supplies, Inc. and paid approximately $800,000 to purchase B.E.I./PECAL's Montreal distribution centre. In 2002, $500,000 has been used to draw down Canadian lines of credit. Since its acquisition in November, 2001, $640,000 has been provided to Virginia Materials and Supplies, Inc. to finance working capital and capital additions. The remaining proceeds will be used for working capital as needed and for future business acquisitions

Listing on the Toronto Stock Exchange

The Company listed its common shares on the Toronto Stock Exchange under the symbol "SOY" on November 6, 2001. This listing is in addition to the Company's listing on the Nasdaq Small Cap Market under the symbol "STKL". This additional listing in Canada was completed with the intent to broaden investor and analyst interest in the Company in Canada and to access funds in Canadian capital markets on a more efficient basis.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue an unlimited number of common shares, without par value and an unlimited number of Special Shares, without par value. As of December 31, 2001 Stake had 41,081,228 common shares outstanding. Due to the exercise of 4,800 options into common shares by employees who are not longer with the Company, at February 25, 2002 there are 41,086,028 common shares outstanding. There are no special shares issued and outstanding. The following is a brief summary of certain of the rights of the holders of the Company's capital stock.

Common Shares

The holder of each common share is entitled to one vote, either in person or by proxy, on all matters submitted to shareholders. Holders of common shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of common shares are entitled to share pro rata in the assets of the Company available for distribution. Since shareholders do not have cumulative voting rights, holders of more than 50% of the outstanding voting shares can elect all of the directors of the Company if they choose to do so. In such event, holders of the remaining shares will be unable to elect any director. The common shares do not have conversion, subscription or preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. All outstanding common shares are fully paid and non-assessable.

Special Shares

The special shares are issuable in series. Subject to the Company's Articles of Amalgamation, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series. The special shares would rank prior to the common shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of special shares are entitled to vote as a class, the holders of special shares will not be entitled to vote at meetings of shareholders.

The Articles of Amalgamation, as amended, and the By-Laws of the Company and the Canada Business Corporations Act govern the rights of holders of the common shares. The Articles of Amalgamation and By-Laws may be amended so as to modify such rights and major corporate changes (such as amalgamation, reorganization and sale of all or substantially all assets) may be effected, by not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a general meeting of the Company.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the selling security holders.

                            SELLING SECURITY HOLDERS

We originally issued the Shares offered by this Prospectus to the selling security holders in connection with a private placement on December 21, 2001. See "RECENT DEVELOPMENTS" on page 9. We agreed to bear the expenses of the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling security holders.

There are four selling security holders, Claridge Israel LLC ("Claridge"), Brinson Canada Inc. for Royal Trust Corp. of Canada account number RT 011-597-001, (Brinson 1), Brinson Canada Inc. for Carr & Co. account number 80-0158/ 2.1(Brinson 2) and Scotia Cassels Investment Counsel Limited for Montor & Co. account number a/c 328 110 000 (Scotia).

Claridge Israel LLC

Claridge is the Company's major shareholder and currently holds 17.1% of the Company's outstanding common shares. Claridge also holds 2,250,000 warrants to purchase 2,250,000 common shares at a price of US $2.40. The warrants expire September 28, 2004. Messrs. Stephen Bronfman and Robert Fetherstonhaugh, representatives of Claridge, are members of the Company's Board of Directors. In addition Mr. Fetherstonhaugh is a member of the Board's Corporate Governance and Compensation Committees. Messrs. Bronfman and Fetherstonhaugh do not own any shares in Stake personally.

                     Claridge's right to designate directors

The September 28, 2001 subscription agreement provides that for as long as any member of the Claridge Group (defined earlier under Private Placement 3 - Claridge Group Pre-emptive Rights) remains the beneficial owner of a least five percent (5%) of the issued and outstanding common shares the Company will nominate for election, and recommend to its shareholders, a person designated by Claridge to serve on the board of directors of the Company at all meetings of shareholders of the Company held for the purpose of electing directors. In the event that, and for long as, the beneficial holdings of common shares of Claridge shall be at least fifteen percent (15%) of all common shares then issued and outstanding, the Company shall nominate for election and recommend to its shareholders, a second person designated by Claridge to serve on the board of directors of the Company at all meetings of shareholders of the Company held for the purpose of electing directors. Messrs. Bronfman and Fetherstonhaugh presently serve on the Company's Board pursuant to this agreement.

Other Selling Security Holders

Brinson 1, Brinson 2 and Scotia currently own 5.9%, 1.7% and 1.1% of the Company's common shares, respectively. None of these subscribers has any representation on the Company's Board.

Assuming all of the Shares being offered by this Prospectus are sold, upon completion of this offering Claridge will own 15%, Brinson 1 and Scotia will each own less than 1% of the Company's common shares and Brinson 2 will own no common shares in the Company.

The following table sets forth information with respect to the shares owned by the selling security holders. The information regarding common shares to be owned after the offering assumes the sale of all Shares offered by the selling security holders by this Prospectus.

---------------------------------------------------------------------------------------------------------------
                                        Number of Common                              Number of Common Shares
                                          Shares Owned      Number of Shares Being    to be Owned After
   Name of Selling Security Holder     Prior to Offering            Offered           Offering
---------------------------------------------------------------------------------------------------------------
Claridge Israel LLC                        7,011,600                 850,000                 6,161,600
---------------------------------------------------------------------------------------------------------------
Brinson Canada Inc.
for Royal Trust Corp. of Canada
account number RT 011-597-001
(Brinson 1)                                2,403,600               2,300,000                   103,600
---------------------------------------------------------------------------------------------------------------
Brinson Canada Inc.
for Carr & Co. account number
80-0158 / 2.1 (Brinson 2)                    700,000                 700,000                        --
---------------------------------------------------------------------------------------------------------------
Scotia Cassels Investment Counsel
Limited for Montor & Co. account
number
328 110 000.                                 447,600                 400,000                    47,600
---------------------------------------------------------------------------------------------------------------
Total                                     10,562,800               4,250,000                 6,312,800
---------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

Resales by the Selling Security Holders and Others

The selling security holders may offer the Shares from time to time either in increments or in a single transaction. These sales may be made on or at prices related to the then current market price or at negotiated prices.

The selling security holders may also decide not to sell any or all of the Shares allowed to be sold under this Prospectus. The selling security holders will act independently of Stake in making decisions with respect to the timing, manner and size of each sale.

The term "selling security holders" includes donees, persons who receive Shares from the selling security holders after the date of this Prospectus by gift. The term also includes distributees who receive Shares from selling security holders after the date of this Prospectus as a distribution to members or partners of the selling security holders.

The methods by which the Shares may be sold may include, but are not limited to, the following:

      o Block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;
      o Over-the-counter distributions in accordance with the rules of the Nasdaq Smallcap Market or the Toronto Stock Exchange;
      o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      o     Privately negotiated transactions; and
      o     A combination of any of these methods of sale.

In effecting sales, brokers or dealers engaged by the selling security holder may receive commissions or discounts from the selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale.

Costs and Commissions

We will pay all costs, expenses and fees in connection with the registration of the Shares being offered by this Prospectus. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

We have agreed to indemnify the selling security holders, against specified liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the registration statement of which this Prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The selling security holders and any brokers participating in the sales of the Shares may be deemed to be underwriters within the meaning of the Securities Act.

Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of those Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Prospectus Delivery Requirements

      Because the selling security holders may be deemed an underwriter, the selling security holders must deliver this Prospectus and any supplements to this Prospectus in the manner required by the Securities Act.

Regulation M

      The selling security holders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares offered by this Prospectus.

Compliance With State Law

In jurisdictions where the state securities laws require it, the selling security holders' Shares offered by this Prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

Sales Under Rule 144

The selling security holders may also resell all or a portion of the Shares offered by this Prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holder must meet the criteria and comply with the requirements of Rule 144.

                                  LEGAL MATTERS

Messrs. Mann & Gahtan LLP, Toronto, Ontario, the Company's Canadian counsel have passed upon the validity of the issuance of the Shares offered by this Prospectus.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000, have been so incorporated in reliance on the report of PriceWaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and therefore we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or "Commission") and since the Company's listing on the Toronto Stock Exchange on November 6, 2001 these type of documents are also filed with the Ontario Securities Commission and the Toronto Stock Exchange.

You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, 13th Floor, New York, NY 10279. Copies can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access filed documents at the SEC's Website at www.sec.gov .

Reports, proxy and information statements and other information about us may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

From November 6, 2001 you may read and copy any of the reports, proxy statements and any other information that we file with the Ontario Securities Commission and the Toronto Stock Exchange at the Canadian Depository's Website at www.sedar.com .

The Company's common shares are quoted on the Nasdaq Smallcap Market under the trading symbol "STKL" and on the Toronto Stock Exchange as "SOY".

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Shares offered in this Prospectus. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our common shares, and us, we refer you to those copies of contracts or other documents that have been filed as exhibits to the Registration Statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the Registration Statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated:

(1)   Our annual report on Form 10-KSB for the year ended December 31, 2000;
(2) Our Information Circular and Proxy Statement dated May 4, 2001 relating to our 2001 Annual and Special Meeting of Shareholders held on June 14, 2001;
(3)   Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;
(4)   Our quarterly report on Form 10-Q for the quarter ended June 30, 2001;
(5)   Our quarterly report on Form 10Q for quarter ended September 30, 2001;
(6)   Our Form 8-K dated September 15, 2000; and
(7)   Our Form 8-K dated March 14, 2000.

A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statement that is modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this Prospectus.

Requests should be directed to:

                              Stake Technology Ltd.
                 2838 Highway 7 Norval, Ontario, Canada L0P 1K0
              Attention: Steven R. Bromley Chief Financial Officer
               Telephone number (905) 455-1990 Fax (905) 455-2529
                          Email: sbromley@staketech.com

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are covered by the provisions of the Canada Business Corporations Act ("CBCA"), the Articles of Amalgamation, the bylaws and insurance policies, which serve to indemnify them against liabilities, which they may incur in such capacities. These various provisions are described below.

Indemnification and Insurance. Under the CBCA, we have the right, under specified circumstances to indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and his or her legal representatives if such director or officer acted honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding where the penalty could result in a fine, if he or she had reasonable grounds for believing his or her conduct was lawful. In the latter case, we have the obligation to indemnify such person if he or she complies with the foregoing requirements. We also have the right with the approval of a court to indemnify such persons in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the forgoing requirements.

However, no such indemnification relieves a director or officer from the duty to act in accordance with the requirement of the CBCA honestly and in good faith with a view to our best interests, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Stake, or is or was a director or officer of Stake serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

                       ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a Canada corporation. A majority of its officers and directors, as well as certain of the experts named herein, are residents of Canada and a substantial portion of the assets of the Company and of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons or to enforce, in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Canadian counsel Mann & Gahtan LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the United States federal securities laws; or (b) enforce, in original actions, liabilities against the Company or such persons predicated solely upon the United States federal securities laws.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses (in US$) to be incurred in connection with the issuance and distribution of the securities being registered hereby:


SEC registration fee.....................................................$840.65
Nasdaq Small Cap Market listing fee.........................................0.00
Accounting fees and expenses..........................................$2,000.00*
Legal fees and expenses..............................................$10,000.00*
Printing expenses.......................................................$500.00*
Miscellaneous...........................................................$659.35*

           TOTAL.....................................................$14,000.00*

*Estimated

Item 15. Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act ("CBCA") provides, in pertinent part, as follows:

(1) Indemnification. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

            (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

            (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2) Indemnification in derivative actions. A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

(3) Indemnity as of right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

            (a) was substantially successful on the merits in his defence of the action or proceeding, and

            (b)   fulfills the conditions set out in paragraphs (1)(a) and (b).

(4) Directors' and officers' insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him.

            (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

            (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Pursuant to its By-Laws, the Company shall indemnify any person, and his or her heirs and legal representatives who is or was a director or officer of the Company, or who acts or acted at the request of the Company as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. No director or officer of the Company shall be indemnified by the Company in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he or she is adjudged to be in breach of any duty or responsibility imposed upon him or her under the CBCA or under any other statute unless, in an action brought against him or her in their capacity as director or officer, he or she have achieved complete or substantial success as a defendant. Subject to the limitations contained in the CBCA, the Company may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Messrs. Mann & Gahtan LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See "Enforceability of Civil Liabilities.")

Item 16. Exhibits

                  5        Opinion of Mann & Gahtan LLP*

                  23.1     Consent of Mann & Gahtan LLP, included in Exhibit 5*

                  23.2     Consent of PricewaterhouseCoopers LLP*

                  24       Powers of Attorney*

* - Filed with the original registration statement

Item 17. Undertakings

      (a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(2) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the amendment to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Norval, Province of Ontario, Canada, on this 26th day of February, 2002.

                                     STAKE TECHNOLOGY LTD.

                                     By:  /s/ Steven Bromley
                                              ----------------------------------
                                              Steven Bromley
                                              Vice President, Finance and Chief
                                               Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated have signed the amendment to this registration statement on February 26, 2002.

Signature                                                     Title

          *                           Chairman, Chief Executive Officer
------------------------              and Director (Principal Executive Officer)
Jeremy N. Kendall

          *                           President, Chief Operating
------------------------              Officer and Director
John D. Taylor

/s/ Steven Bromley                    Vice President, Finance
------------------------              Chief Financial Officer (Principal
Steven Bromley                        Financial and Accounting Officer)

          *                           Director
------------------------
Cyril A. Ing

          *                           Director
------------------------
Joseph Riz


------------------------              Director
Tim Bergqvist

          *                           Director
------------------------
Michael M. Boyd

          *                           Director and Authorized
------------------------              Representative in the United States
James K. Rifenbergh

          *                           Director
------------------------
Allan Routh

          *                           Director
------------------------
Andy Anderson

          *                           Director
------------------------
Dennis Anderson

          *                           Director
------------------------
Katrina Houde

                                      Director
------------------------
Camillo Lisio

                                      Director
------------------------
Stephen Bronfman

                                      Director
------------------------
Robert Fetherstonhaugh

         *By his signature set forth below, Steven Bromley, pursuant to duly executed powers of attorney filed with the Securities and Exchange Commission as an exhibit to the amendment to this registration statement, has signed the amendment to this registration statement on behalf of and as Attorney-in-Fact for the foregoing persons.


                                       By: /s/ Steven Bromley
                                          -------------------
                                          Steven Bromley
                                          Attorney-in-Fact